                                  Exhibit 10.1

                                   ADDENDUM TO
                  EXECUTIVE SEPARATION AND EMPLOYMENT AGREEMENT

     This Addendum (the "Addendum") to Executive Separation and Employment Agreement (the "Agreement") is entered into as of the 1st day of August, 2001 by and between OXIS International, Inc., its affiliated, related, parent or subsidiary corporations (the "Company") and Ray R. Rogers ("Rogers"), (collectively the "Parties").

                                    RECITALS

     A. The effective date of this Addendum is June 30, 2001, and the above date of this Addendum is the date, for reference purposes, when all of the provisions of this Addendum were first reduced to writing.

     B. Rogers has or will execute the form of Release I which was required to be executed as of June 30, 2000, in accordance with the terms of the Agreement.

     C. The Parties agree that Rogers' employment under section 2 of the Agreement has been continuous to the date hereof, without interruption and therefore without the necessity of entering into the General Release of Claims II which is the subject of section 2(c) of the Agreement.

     D. Based on the report of the Compensation Committee to the Board, the Board of Directors of the Company has appointed Rogers as interim President, Chief Executive Officer and Chairman of the Board of the Company, effective August 1, 2001, and Rogers has agreed to accept this appointment for a period of one year ending June 30, 2002 subject to extension in accordance with section 2(b) of the Agreement and subject to earlier termination should the permanent chief executive position for the Company be engaged in accordance with the Company's "Business Plan" prior to June 30, 2002 (for purposes of this Addendum the Business Plan is that particular plan developed as part of the negotiations for a loan transaction to be entered into with _______________________________).

1.   Modification of Agreement.

     The Parties agree that this Addendum is entered into for good and valuable consideration and is a modification of the Executive Separation and Employment Agreement between Rogers and the Company and is entered into pursuant to section 12 of the Agreement. The Parties agree that all terms of the Agreement remain in full force and effect except as expressly modified by this Addendum. Under section 2 of the Agreement, Rogers' employment is now as the Chief Executive Officer, not as Special Advisor. Section 3 of the Agreement changes in that Rogers' position, duties and responsibilities now shift to those associated with employment service as the Chief Executive Officer of the Company. Under section 4 of the Agreement, the specified compensation for Services is presently an annual base salary of $200,000, not $240,000 (subject to other terms of this Addendum hereinbelow set forth). Under section 8 of the Agreement, if Rogers' employment with the Company terminates as the result of the hire of a permanent CEO as contemplated under the Business Plan (and only as a result of such permanent CEO hire), then Rogers' termination of employment will be for Good Reason under section 8(d); however, if Rogers' employment continues after the effective date of hire of the permanent CEO, then the Agreement shall be deemed to have been further amended to reflect Rogers' new employment status. In addition, under section 8(d) of the Agreement, it shall not be termination for Good Reason under clause (iv) if as a result of the closing of the loan transaction with __________________, the Company's principal offices are relocated to or near the lender's principal offices (currently in southern California) and Rogers is required to relocate along with such office relocation.

2.   Extension of Period of Employment.

     The Initial Term of the Period of Employment under the Agreement is extended to June 30, 2002 and the Agreement may be renewed in accordance with section 2 of the Agreement for an additional one (1) year period following June 30, 2002. If either party declines to renew the Period of Employment, Rogers shall receive those Non-Renewal Benefits identified in paragraph 2. c. of the Agreement, except that he shall receive a continuation of his then-current salary for a period of twelve (12) months after the Period of Employment. The Company agrees that it shall defend and indemnify Rogers to the fullest extent allowed by law for any acts within the course or scope of employment during the Period of Employment or any renewal.

3.   Waiver of Termination by Executive for Good Reason.

     But for the terms of this Addendum, the Parties acknowledge that the reduction of Rogers' base salary from $240,000 to $200,000 would have permitted Rogers to terminate the Period of Employment "for Good Reason" as defined in paragraph 8.d. of the Agreement and thereby become entitled to severance under the Agreement. In consideration of this Addendum, Rogers has waived his right to terminate the Agreement as a result of that reduction.

4.   Rate of Salary and New Stock Option.

     The Parties agree that effective May 1, 2001, Rogers shall be compensated as follows: $200,000 annually in accordance with the Company's regular payroll practices. In addition, Rogers shall receive stock options granted this date by the Board of Directors which provide for an aggregate grant of 470,588 shares, each with an exercise price of $.085 per share (determined to be the market value of a share of common stock on this date). Of the total option grant 392,150 shares shall be qualified stock options, and the balance of 78,438 shares shall be non-qualified stock options. For vesting purposes this option grant shall be deemed to have been made effective May 1, 2001, and vesting shall be proportional on a monthly basis through the twelve-month period ending April 30, 2002. This means that as to the qualified option a total of

39,215 shares shall vest monthly during the ten months ending February 28, 2002. As to the non-qualified stock option shares, vesting on these shares shall occur as to one-half of the option shares commencing March 1, 2002, with the remaining one-half of the option shares vesting commencing April 2, 2002. In the event Rogers' employment is terminated during this twelve-month period ending April 30, 2002, the qualified stock option shares then vested and eligible for purchase may be purchased at any time on or prior to the expiration of 90 days following such date of employment termination. The non-qualified stock option portion may be purchased at any time on or before the lapse of the one-year period following the date of such employment termination (as to shares, if any, then vested). In all other respects these options shall be set forth on the Company's form of stock option agreement as currently in use.

5.   Continuation of Base Salary Rate; Adjustment Thereof.

Rogers shall continue to be paid annually a base salary of $200,000. This annual rate shall continue until the earliest of (a) the closing by the Company of any transaction which secures new or additional financing of at least $1,000,000 (the "Financing Date") or (b) the occurrence of a "Change in Control". Upon the first to occur of either of the foregoing events, Rogers shall receive an immediate cash lump sum payment in amount equal to $3,333 multiplied by the number of months (whole months and fractions of months) that have lapsed since May 1, 2001, to and including the date of the occurrence of the first of either of such two events. In addition to this lump sum cash payment Rogers' annual base salary rate shall be increased to $240,000, payable in accordance with the Company's then applicable payroll practices. In addition, the aggregate number of shares subject to option as specified above in paragraph 4 shall be reduced on the basis of 39,215 shares for each of the months of the twelve-month period ending April 30, 2002 that remain after the effective date of either of said events (i.e., the Financing Date or Change in Control date).

6.   Change in Control of Company.

     The following new clause (ix) shall be added in section 8(d) to the definition of "Good Reason" for which Rogers may terminate his Period of
Employment:

"(ix) There occurs a change in control of the Company. For purposes of this Agreement, a "change in control" of the Company shall be the occurrence of any of the following: (i) the dissolution, liquidation, winding up the affairs, or the sale or transfer of all or substantially all of the assets of Company or the adoption of a plan or proposal for the same; (ii) the sale, lease, exchange or other transfer of all, or substantially all, the assets of Company; (iii) the acquisition of 30% or more of the outstanding shares of Company's stock by an entity, person or group other than Company or the issuance by the Company of shares of voting securities representing at least 30% or more of the ownership of the Company giving effect to such securities issue; or (iv) the holders of the voting securities of the Company approve any other transaction of any kind whereby a third party acquires actual control of the Company either through ownership of the Company's assets or ownership of more than 50% of the Company's then issued and outstanding voting securities (and if new shares are issued in any such transaction, then the 50% amount is computed giving effect to the issuance of new shares in that transaction). Notwithstanding the foregoing, it is not deemed to be a Change in Control for the Company to carry out, pursuant to said Business Plan, the disposition (by sale, closure, write off or otherwise) of the Company's assets and business unrelated to its therapeutics development business. Further notwithstanding the foregoing, if Rogers continues his employment with the Company, as an employee or independent contractor, for any period of service after the effective date of any of the aforementioned "Change in Control" transactions that occurs at any time within twelve months of such effective date of Change in Control, then such transaction is not a Change in Control event. The purpose of the immediately preceding sentence is to prohibit Rogers from triggering his severance payments and then resuming employment with the Company while retaining the right to continue receipt of such severance payments.

7.   Additional Bonus.

     The parties agree that in the event of a sale of Oxis technology (including but not limited to Palosein and/or rhSOD technology), Rogers shall be entitled to a bonus payment equal to 10% of the gross sale price. Payment to Rogers of his additional bonus shall be made as follows: the first 5% of the gross sale price paid in cash shall be retained by the Company and all of the bonus to which Rogers is entitled shall next be paid to Rogers from cash proceeds next received in that transaction. While Rogers is employed by the Company, he has full authority to negotiate and effect any such transaction.

8.   Life Insurance.

     The Parties agree that the life insurance policy on the life of Rogers, which is currently owned by Rogers and for which premiums have previously been paid by the Company, shall become the sole property of Rogers, and Rogers agrees from this time forward to pay all premiums for this coverage should Rogers wish to continue this policy in force. The Company relinquishes all ownership interest and claims, as a creditor or otherwise, in respect of this policy. If necessary, the Company will cooperate in relinquishing any secured interest in the policy in favor of Rogers.

     IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first above written; and this Addendum is executed by the Company by its signator thereunto duly authorized, to-wit the Chair of the Compensation Committee.

OXIS International, Inc.                             /s/ Ray R. Rogers
                                                     ---------------------------
                                                     Ray R. Rogers


By: /s/ Stuart G. Lang
    -----------------------------------
The Compensation Committee of the
Board of Directors, acting by and
through its Chair, Stuart Lang